Exhibit 10.1
EMPLOYMENT AGREEMENT (Revised)
EMPLOYMENT AGREEMENT (“Agreement”) made this February 21, 2020 (the “Effective Date”) between Dicerna Pharmaceuticals, Inc., a Delaware corporation (“Company”), on the one hand and Regina DeTore Paglia (the “Executive”) on the other hand.
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on terms set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:
1.Term of Employment. The Executive’s employment under this Agreement shall commence on the Effective Date and shall end on such date as the Executive’s employment terminates in accordance with Section 4 of this Agreement. Subject to the balance of this Agreement, the Executive shall be an at-will employee of the Company whose employment may be terminated (by the Company or by the Executive) at any time, for any or no reason, in which case the Executive will be entitled to the separation benefits set forth in Section 4, below.
2.Duties. During her employment with the Company, the Executive shall have the title of SVP, Human Resources. The Executive shall devote her full business time and effort to the performance of her duties for the Company, which she shall perform faithfully and to the best of her ability. The Executive shall have all of the customary powers and duties associated with her position and shall be subject to the Company’s policies, procedures, and approval practices, as generally in effect from time to time for all senior executives of the Company and the direction and oversight of the Board. The Executive will report directly to the Chief Executive Officer of the Company.
3.Compensation and Related Matters.
a.Base Salary. The Company shall pay the Executive base salary at a rate of $13,308 paid twice monthly (which annualizes to $319,403), less withholdings and deductions required and/or permitted by law. The Executive’s base salary shall be paid in conformity with the Company’s payroll practices generally applicable to the Company’s senior executives.
b.Annual Bonus.
The Executive shall be eligible to be considered for an Annual Bonus upon achieving of certain pre-determined performance targets consistent with any Incentive Compensation Plan established by the Compensation Committee (the “Committee”). The Annual Bonus shall be based, in part, on the Executive’s performance. The grant of such a bonus shall be in the sole discretion of the Committee. The maximum bonus amount for which the Executive will be eligible is thirty- five percent (35%)of base salary earned for the calendar year, provided that, the Annual Bonus for the first year of employment shall be prorated based on the date of hire. The Annual Bonus will be earned only after it has been granted by the Committee. The Annual Bonus shall be paid to the Executive following the close of the fiscal year to which it relates, in no event later than March 15 th of the calendar year immediately following the calendar year in which it was earned. The Executive must be actively employed by the Company at the time the Committee considers granting of bonuses to be eligible to receive such bonus.
c.Equity Compensation. Subject to approval of the Board or an appropriate committee thereof, Executive shall be eligible for equity compensation awards, in such amounts and subject to such terms as shall be commensurate with awards granted to other senior executives of the Company.
d.Benefits. During her employment with the Company, the Executive shall be entitled to participate in all employee benefit plans and programs, including paid sick leave and holidays, life insurance, disability, medical, dental, and retirement savings plans, to the same extent generally available to senior executives of the Company, in accordance with the terms of those plans and programs. The Executive shall be permitted up to four weeks of paid vacation per year, which will accrue on a monthly basis. The Executive will not be allowed to accumulate more than three weeks of unused vacation days at any given time. The Executive may carry over a maximum of ten unused vacation days from one calendar year to the next.
e.Expenses. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with Company business and within standards to be established by the Board from time to time, including, without limitation, travel and accommodations for authorized business trips, provided vouchers therefor, or other supporting information as the Company may reasonably require, are presented to the Company. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder (“Section 409A”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
4.Termination.
a.Rights and Duties. The Executive is an employee “at will.” Accordingly, the Company or the Executive may terminate her employment, at any time with or without cause, for any lawful reason, or no reason. The Executive and the Company agree that, without modifying or altering the Executive’s “at will” status, each will provide the other with at least thirty (30) days’ prior written notice of termination of the Executive’s employment with the Company. If the Executive gives notice of termination, except in the case of a termination by the Executive for “Good Reason” as set forth below, such notice will be deemed a voluntary resignation by the Executive and the Company, in its sole discretion, may elect to relieve the Executive of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Executive’s employment, without changing the status of such termination as a voluntary resignation by the Executive. Should the Company in the event of a voluntary resignation decide to relieve the Executive of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Executive’s employment, it shall nonetheless continue her compensation and benefits for the term of the notice period, except that no bonus shall be earned or awarded during and after the notice period.
b.Termination for “Good Reason”. The Executive may terminate her employment at any time for “Good Reason.” “Good Reason” shall comport with the requirements of Regulation § 1.409A-l(n)(2)(ii) and shall mean:
i.A material diminution in the Executive’s authority, duties, responsibilities or reporting responsibilities;

ii.A material diminution by the Company of the Executive’s annual base compensation then in effect, except a material diminution generally affecting the members of the Company’s management;
iii.Any action or inaction by the Company that constitutes a material breach by the Company of the terms of this Agreement; or
iv.A requirement that the Executive be based more than 50 miles from the offices at which she was principally employed immediately prior to the date of termination.
The parties acknowledge and agree that “Good Reason” shall not be deemed to have occurred unless: (1) the Executive provides the Company with written notice that he intends to terminate her employment hereunder for one of the Good Reason grounds set forth in Section 4.b. within sixty (60) days of the initial occurrence of such ground, with such notice containing a description of such ground, (2) if such Good Reason ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) the Executive terminates her employment within ninety-one (91) days from the date that such Good Reason ground first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of a Good Reason ground, and failure to adhere to such conditions in the event of the occurrence of grounds that would otherwise have constituted Good Reason had the conditions herein been satisfied shall not disqualify the Executive from asserting and satisfying the conditions for Good Reason for any subsequent occurrence that may constitute Good Reason.
c.Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause.” “Cause” shall mean:
i.The Executive’s commission of an act of fraud, dishonesty, breach of fiduciary duty or misappropriation which may or does adversely affect the Company;
ii.The Executive’s conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of the Company, affects the Executive’s ability to perform the duties set forth in this Agreement and/or reflects negatively upon the Company;
iii.Unauthorized disclosure by the Executive of the Company’s Proprietary Information, as defined in the Nondisclosure Agreement (as defined in Section 5 below), which results or could have been reasonably foreseen to result, in a material financial loss to the Company;
iv.The Executive’s material breach of this Agreement or the Nondisclosure Agreement; provided, that if such breach is reasonably possible of being cured in the opinion of the Company, then the Executive will be given thirty (30) days after written notice from the Company of such breach to cure; or
v.The Executive’s failure (which shall not include any Disability as defined below) or refusal to perform the duties and responsibilities of her employment and/or to follow the policies and procedures of the Company, including without limitation the failure or refusal to carry out lawful instructions from the Board. If such failure or refusal is reasonably possible of being cured in the opinion of the Company, then the Executive will be given thirty (30) days after written notice from the Company of such failure or refusal to cure.
d.Termination in the Event of Death or Disability. The Agreement shall terminate upon the Executive’s death or Disability, and the Executive’s employment with the Company shall thereupon terminate. For purposes of the Agreement, “Disability” is defined as any illness, injury, accident or condition of either a physical or psychological nature as a result of which the Executive is unable to perform the essential functions of her duties and responsibilities hereunder for 90 days during any period of 365 consecutive calendar days or for any consecutive 90-day period.
e.Effect of Termination.
i.If the Executive is terminated by the Company for Cause, or by the Executive voluntarily other than for Good Reason, then the Executive will only be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued but unused prior to termination of employment.
ii.If the Executive’s employment is terminated by the Company other than for Cause, or by the Company due to the Executive’s Disability, or by the Executive for Good Reason (each of which will be deemed an involuntary termination), then the Executive will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Executive’s execution of a separation agreement and general release provided by the Company (including, at the Company’s option, a non-competition obligation during any salary continuation period and (at the Company’s option) a revocation period of seven (7) business days) and expressly subject to the conditions described in Section 4.e.vi. below, the following:
1)Continuation of the Executive’s base salary at the rate in effect as of the day immediately preceding her date of termination for a twelve (12) month period, payable in accordance with the Company’s regular payroll practices, less applicable withholdings, commencing at the conclusion of the Review Period (as described below), provided that the first installment of such payments shall include all amounts which would have been paid during the period between the Executive’s date of termination and the date of such first installment;
2)Payment of a pro-rata portion of the actual amount of the Executive’s Annual Bonus based on actual performance determined under the terms of the Company’s annual bonus program as then in effect, with such pro-rata portion calculated by multiplying the actual amount of such bonus for the year in which such termination occurs by a number: (x) the numerator of which is the number of days worked by the Executive during the fiscal year prior to termination, and (y) the denominator of which is three hundred sixty five (365), with such payment to be made after the determination of the bonus funding level (but in no event later than March 15 of the calendar year following the year in which the Executive’s terminati on occurs); and
3)The Executive shall be eligible to continue health benefits pursuant to COBRA or the appropriate state equivalent. If the Executive is eligible for and properly elects continuation of such coverage during the permissible time frame, the Company will pay the premiums for such group health insurance coverage for the shorter of (i) twelve (12) months or (ii) until the Executive becomes eligible for health benefits through another employer or otherwise. After the shorter period, the Executive will be responsible for premium payments for continuation of such group health insurance coverage pursuant to the terms and conditions of COBRA.
iii.If the Agreement is terminated because of the Executive’s death, the Company shall pay to the estate of the Executive the salary and benefits which would otherwise have been payable to the Executive up to the date of termination of her employment because of death.
iv.In the event of a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Executive’s employment is terminated by the Company other than for Cause, or by the Company due to the Executive’s Disability, or by the Executive for Good Reason (each of which will be deemed an involuntary termination), then the Executive will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Executive’s execution of a separation agreement and general release provided by the Company (including, at the Company’s option, a non-competition obligation during any salary continuation period and (at the Company’s option) a revocation period of seven (7) business days) and expressly subject to the conditions described in Section 4.e.vi. below, the following:
1)A lump sum payment equal to the sum of (i) one (1) year of the Executive’s base salary at the rate in effect as of the day immediately preceding her date of termination, less applicable withholdings, plus (ii) the Executive’s target annual bonus for the year in which the termination occurs, less applicable withholdings, payable at the conclusion of the Review Period (as described below);
2)The Executive shall be eligible to continue health benefits pursuant to COBRA or the appropriate state equivalent. If the Executive is eligible for and properly elects continuation of such coverage during the permissible time frame, the Company will pay the premiums for such group health insurance coverage for the shorter of (i) one (1) year or (ii) until the Executive becomes eligible for health benefits through another employer or otherwise. After the shorter period, the Executive will be responsible for premium payments for continuation of such group health insurance coverage pursuant to the terms and conditions of COBRA; and
3)Payment of a pro-rata portion of the target amount of the Executive’s annual bonus, with such pro-rata portion calculated by multiplying the target amount of such bonus for the year in which such termination occurs by a number: (x) the numerator of which is the number of days worked by the Executive during the fiscal year prior to termination, and (y) the denominator of which is three hundred sixty five (365), with such payment to be made at the conclusion of the Review Period (but in no event later than March 15 of the calendar year following the year in which the Executive’s termination occurs).
v.In addition, in the event of a Change of Control, notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the Executive, to the extent unvested as of immediately prior to the Change of Control shall immediately accelerate and become fully exercisable or nonforfeitable immediately prior to the consummation of the Change of Control.

For purposes of this Agreement, “Change of Control” means (A) the occurrence of a merger or consolidation of the Company whether or not approved by the Board, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation which is in effect a financing transaction for the Company, including, but not limited to, a reverse merger of the Company into a publicly traded “shell” company, or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided that, in any case, “Change of Control” shall be in accordance with Regulation §1.409A-3(i)(5).
vi.Payment of the severance pay and benefits described in Section 4.e.ii. or 4.e.iv., as applicable, is expressly conditioned on the Executive’s execution without revocation of the separation agreement and general release described therein, within the time period prescribed in the separation agreement and general release (which release shall include, at the Company’s option, a non-competition obligation during any salary continuation period and (at the Company’s option) a revocation period of seven (7) business days), and will commence immediately following a sixty (60) day period following the effective date of the Executive’s separation from service from the Company (the “Review Period”) (with the exception of the pro rata annual bonus payment described in Section 4.e.ii.b., which shall be payable after the bonus funding level is determined but in no event later than March 15 of the calendar year following the year in which the Executive’s termination occurs). The separation agreement and general release will be provided to the Executive on or before the fifth (5th) day following such separation from service. If the Executive fails or refuses to return such agreement within the Review Period, the applicable severance payments and benefits will be forfeited. If the Executive is eligible for the severance pay and benefits described in Section 4.e.ii., then she shall not be eligible for and shall not receive the severance pay and benefits described in Section 4.e.iv. Similarly, if the Executive is eligible for the severance pay and benefits described in Section 4.e.iv., then she shall not be eligible for and shall not receive the severance pay and benefits described in Section 4.e.ii.
5.Nondisclosure, Non-Solicitation and Assignment Agreement. As a condition of the Executive’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Executive agrees to continue to be bound by the terms of the standard Nondisclosure, Non-Solicitation and Assignment Agreement, entered into by the Executive as of 1/15/2019(the “Nondisclosure Agreement”). The Executive acknowledges that the Company would not offer her employment or provide compensation and/or benefits set forth above if she was not willing to be bound by the terms of such Nondisclosure Agreement.
6.Notice.
a.To the Company. The Executive will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies her to use):
Douglas M. Fambrough III, Ph.D. President and CEO
Dicerna Pharmaceuticals, Inc.
33 Hayden Ave
Lexington, MA 02140

With a copy to:
General Counsel
Dicerna Pharmaceuticals, Inc.
33 Hayden Ave
Lexington, MA 02140
b.To the Executive. All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing, at the most recent address on file with the Company.
With a copy to:
Regina DeTore Paglia
11 Village Circle
Newton, MA 02459

c.Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) three business days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, or (2) sent by overnight mail or delivery with confirmation of delivery, in either case, addressed as required in this section.
7.Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board and the Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.
8.Choice of Law; Forum Selection. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles. Any claims or legal actions by one party against the other regarding this Agreement shall be commenced and maintained exclusively in any state or federal court located in the Commonwealth of Massachusetts, and the parties hereby submit to the jurisdiction and venue of any such court.
9.Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and her estate, but the Executive may not assign or pledge this Agreement or any rights arising under it. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.
10.Taxes; Code Sections 409A and 280G.
a.The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law.
b.If the benefits set forth in Section 4.e. of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to the payment of such benefits:
i.Any termination of the Executive’s employment triggering payment of benefits under Section 4.e. must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates), any benefits payable under Section 4.e. that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.
ii.If the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date her separation from service becomes effective, any benefits payable under Section 4.e. that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of: (A) the business day following the six-month anniversary of the date her separation from service becomes effective, or (B) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of: (A) the business day following the six-month anniversary of the date her separation from service becomes effective, or (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 4.e.
iii.If any amount to be paid to the Executive pursuant to this Agreement is “deferred compensation” subject to Section 409A, then each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years.
iv.It is intended that each installment of the payments and benefits provided under Section 4.e. shall be treated as a separate “payment” for purposes of Section 409A.
v.Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
c.Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.
d.The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section409A.
e.If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (whether under this Agreement or otherwise) (such payment or benefit, for purposes of this section, a

“Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. The Payments will be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code;
(B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity awards that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
11.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
13.Entire Agreement; Prior Agreements. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and, unless otherwise provided herein, supersedes all prior agreements, negotiations or understandings, written or oral, in respect thereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DICERNA PHARMACEUTICALS, INC.

Date: 02/21/2020	/s/ Doug Fambrough By: Douglas Fambrough III, Ph.D. Its: President and CEO

Date: 02/24/2020	/s/ Regina Paglia Regina DeTore Paglia SVP, Human Resources